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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-66055) pertaining to the 1996 Incentive Stock Plan, the 1998 Employee Stock Purchase Plan and the 1998 Director Option Plan of Abgenix, Inc., the Registration Statement (Form S-8 No. 333-90707) pertaining to the 1999 Nonstatutory Stock Option Plan of Abgenix, Inc. for the registation of 1,778,000 shares of its common stock, and the Registration Statement (Form S-3
No. 333-83837) and related Prospectus of Abgenix, Inc. for the registration of 495,356 shares of its common stock, of our report dated January 28, 2000, with respect to the consolidated financial statements of Abgenix, Inc. included in this Annual Report on Form 10-k for the year ended December 31, 1999.

                                          /s/ Ernst & Young, LLP

Palo Alto, California
March 24, 2000